                                                                    EXHIBIT 99.1


           APPLIED MOLECULAR EVOLUTION ADOPTS STOCKHOLDER RIGHTS PLAN


SAN DIEGO, CA, MAY 11, 2001 - Applied Molecular Evolution, Inc. (NASDAQ: AMEV) announced today that its Board of Directors has adopted a Stockholder Rights Plan (the "Rights Plan") that is designed to strengthen the ability of the Board of Directors to protect AME's stockholders. The Rights Plan was not adopted in response to any unsolicited offer or takeover attempt.

Each Right represents the right to purchase, under certain circumstances, a fractional share of a newly created series of AME preferred stock. The Rights are triggered upon the public announcement of the acquisition by a person or group of 15 percent or more of AME's Common Stock, or ten days after commencement of a tender or exchange offer for AME Common Stock that would result in the acquisition of 15 percent or more of AME's Common Stock. The Rights expire May 10, 2011, unless redeemed or exchanged earlier by AME's Board of Directors. The Rights distribution will not be taxable to stockholders.

The Rights Plan is designed to protect AME stockholders against abusive or coercive takeover tactics and other takeover tactics not in the best interests of AME and its stockholders, such as acquisitions of control without paying all stockholders a fair premium, coercive tender offers and inadequate offers. It is not intended to prevent an offer that the Board concludes is in the best interests of AME and its stockholders. A complete copy of the Rights Plan will be included in a Form 8-K that AME plans to file today with the Securities and Exchange Commission. In addition, AME stockholders of record on May 10, 2001, will be mailed a detailed summary of the Rights Plan.

Applied Molecular Evolution, Inc. is a leader in the application of directed evolution to the development of biotherapeutics. Directed evolution is a process for optimizing genes and proteins for specific commercial purposes. Since its inception, the Company's principal focus has been on applying its AMEsystem(TM) technology to human biotherapeutics, the largest market for directed evolution. Biotherapeutics, or biopharmaceuticals, are protein pharmaceuticals such as antibodies, hormones and enzymes. The Company uses its directed evolution technology to develop improved versions of currently marketed, FDA-approved drugs as well as novel human therapeutics.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including uncertainties related to product development, uncertainties related to the need for regulatory or other government approvals, dependence on proprietary technology, uncertainty of market acceptance of the Company's products, uncertainties related to business opportunities, the receipt of future payments, including royalties, the continuation of customer relationships and other risks cited in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and other SEC Filings. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.